UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): April 24, 2014

iPass Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California		94065
(Address of principal executive offices)		(Zip Code)
(650) 232-4100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
2014 Executive Bonus Plan
On April 24, 2014, the Compensation Committee of the Board of Directors of iPass approved the performance metrics for the iPass 2014 Executive Bonus Plan (the “Plan”).
Annual salary and target bonuses under the Plan for iPass’ “named executive officers” are as set forth below:

Officer	Title	Annual Base Salary	Annual Target Bonus
Evan L. Kaplan	President and Chief Executive Officer	$450,000	$300,000
Karen Willem	Senior Vice President & Chief Financial Officer	$300,000	$150,000
Christophe Culine	Senior Vice President & General Manager, Enterprise Business	$250,000	$250,000
Barbara M. Nelson	Senior Vice President & Chief Technology Officer	$225,000	$100,000
June Bower	Chief Marketing Officer	$270,000	$140,000
The Plan functions as follows:
The Plan consists of the corporate performance metric(s) as described below.

Corporate Performance Metrics	Annual Weighting	Target Metric	Annual Cap
Total Open Mobile Revenue	100%	Quarterly	150%

Definitions
Total Open Mobile Revenue – means the total amount of Open Mobile revenue for the quarter (consistent with how iPass calculates and reports this revenue metric in its public filings).
Adjusted EBITDA - means the adjusted EBITDA as reported by iPass in its quarterly earnings reports, as further adjusted to remove the impact of foreign exchange gains and/or losses.
Bonus Payments
The Plan focuses entirely on Total Open Mobile Revenue. Each quarter is worth 25% of the executive’s Annual Target Bonus. The bonus percentage achieved each quarter will be equal to the Total Open Mobile Revenue for the quarter as a percentage of a pre-determined quarterly target. Each quarter, for the bonus to be earned, the company must meet or exceed certain Adjusted EBITDA requirements. The bonus will be paid quarterly and the total bonus earned for the quarter is capped at 100%. Each quarter, attainment below a preset floor will result in no bonus earned. However, in the event that the Total Open Mobile Revenue for the calendar year meets or exceeds certain pre-determined annual targets, the executive will receive an annual true-up.
Change of Control
In addition, in the event of a change of control of iPass during 2014, Total Open Mobile Revenue will be considered at no less than 100% of the bonus target, unless the bonus target has already exceeded 100% in the quarter(s) completed.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ Karen Willem
Name:	Karen Willem
Title:	Senior Vice President and Chief Financial Officer
Dated: April 28, 2014